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                                                                   EXHIBIT 5.1


                                     June 22, 1998


Carlinville National Bank Shares, Inc.
West Side Square
Carlinville, Illinois  62626

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") for the registration of up to 64,072 shares of Common Stock, $1.00 par value per share, of the Company (the "Shares") in connection with the Company's acquisition of Shipman Bancorp, Inc.

     In arriving at the opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the caption "Opinions" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                    Barack Ferrazzano Kirschbaum Perlman & Nagelberg